
90W
85W
80W
75W
70W
55N
50N
45N
Todd
Red Lake
Maskooch
Kenora
Meggisi Lake
Thunder Bay
Cummings
Kamiskotia
Labbe
Morin
Ross Windsor
Timmins North
Jessop
Fripp
Loveland
Chewett
Timmins
Blackstock
Hunter
Wawa Chapleau Group
Horwood Gold
Dale Gold
Silverstrike
Silverclaim
East Breccia
Norberg
Keith & Sewell
Capitol Silver
Gould
Banting-Chambers
Sudbury
Ajax
Ottawa
Donovan Basin
Kell Mine
Hudson Bay Mine
Thompson Mine
Toronto
500 km

AMADOR GOLD CORP

Project Locations